Exhibit 10.7
May 10, 2005
Revised as of February 9, 2007
Michael Sileck
5 Charles Court
Chappaqua, NY 10514
Dear Michael:
On behalf of World Wrestling Entertainment, Inc. (“WWE”), I am pleased to extend the following amended offer of employment to you.

Title:	Chief Operating Officer
You will continue to be a member of the Company’s Board of Directors.

Location:	Corporate Headquarters
1241 East Main Street
Stamford, CT 06902

Reporting	Vincent K. McMahon — Chairman
Relationship:

Start Date:	June 6, 2005. Promotion date February 9, 2007.

Base Compensation:	Effective February 12, 2007, $625,000 annual base salary, which will be paid bi-weekly. You will first be eligible for a salary increase, based upon your performance evaluation, in calendar year 2008.

Incentive Bonus:	You are eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year Company financial goals. For the year 2007, the target bonus for your position is 60% (50% for the fiscal period ending December 31, 2006, ratable due to the fact that this is only an eight-month period). Bonus payments are made after the close of the fiscal year.

Restricted Shares:	You will be granted 50,000 restricted stock units on the first day practicable after February 9, 2007. These restricted stock units will vest in three equal annual installments with the first such vesting on January 23, 2008. You will be considered by the Compensation Committee to participate in the grant, if any, given generally to WWE executives during 2007. Nothing in this revised offer letter shall affect the terms and conditions of any restricted stock units previously granted to you.

Benefits:	You will continue to be eligible to participate in full Company benefits.

Severance:	If at any time your employment is terminated by World Wrestling Entertainment, Inc. for any or no reason but without “cause”, (a) you will receive your then current base salary for a period of one year; and (b) a portion of the 50,000 restricted stock units granted as provided herein will vest immediately as follows: (i) 25,000 shall vest if such termination occurs on or before July 31, 2008; and (ii) in addition, 1,389 units shall vest for each full month following July 31, 2008 which you served prior to the termination; (iii) any remaining unvested shares will be forfeited and (c) as previously provided, the then unvested portion of the 100,000 restricted stock units issued to you when you were first hired by the Company shall vest. If you are terminated by WWE for “cause”, WWE will have no further financial obligation to you as of the date of the termination. For purposes of the forgoing, “cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates or (ii) is convicted or pleads guilty or enters a plea of nolo contendere to a felony, or (iii) violates in any material fashion any statute, ordinance or other provision of law or (iv) violates any provision of your Confidentiality/Non Solicitation Agreement. You shall not be entitled to any severance or accelerated vesting if you resign or voluntarily terminate your employment with the company.

Vacation:	4 weeks vacation and 3 personal days

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this amended offer.
WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Danielle Fisher	Date:	3/8/07

Danielle Fisher
VP, Human Resources

-and-

By:	/s/ Lowell P. Weicker, Jr.	Date:	3/10/07

Lowell P. Weicker, Jr.
Chairman, Compensation Committee

	/s/ Michael Sileck	Date:	3/19/07

Michael Sileck

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